Exhibit 99.1

RENASANT CORPORATION

Via E-Mail

To:	Executive Officers and Directors of Renasant Corporation

From:	Renasant Corporation

Date:	December 13, 2010

Re:	Notice of Blackout Period

The Investment Committee that administers the Renasant Bank 401(k) Plan (the “Plan”) has decided to change the investment options available under the Plan. To make these changes, it is necessary to impose a “blackout period” on participants in the Plan. Under the Sarbanes-Oxley Act of 2002 and applicable SEC regulations, executive officers and directors of Renasant Corporation (“Renasant”) are generally prohibited from engaging in transactions involving Renasant equity securities (including options and other derivatives based on Renasant stock) while Plan participants are subject to this blackout period. On December 3, 2010, Renasant notified Plan participants of the blackout period. A copy of that notice is attached.

1. Duration of the Blackout Period. The blackout period will start on January 4, 2011, and is expected to end at the close of business on January 5, 2011. We have the right to extend the blackout period if necessary to complete changes to the Plan’s investment alternatives. We will notify you if we extend the blackout period.

2. Prohibited Transactions. During the blackout period, you are generally prohibited from, directly or indirectly, purchasing, selling or otherwise acquiring or transferring any “equity security” of Renasant (see section 3 below). Prohibited transactions include, but are not limited to, open market purchases and sales of equity and derivative securities, including stock option exercises and sales of restricted stock. The trading restrictions also apply to members of your immediate family and your household and any individuals or entities that you may be deemed to, directly or indirectly, share beneficial ownership with (such as a trust, family partnership or similar entity).

There are limited exemptions to the blackout trading prohibition. For example, purchases and sales under 10b5-1(c) trading plans are permitted (so long as you do not make or modify your election during the blackout period or when you are aware of the dates of the blackout). Other exemptions include (but are not limited to) regular, periodic investment of dividends under Renasant’s dividend reinvestment plan, and bona fide gifts or transfers by will or the laws of descent and distribution.

3. Securities Covered by Blackout. The blackout trading prohibition covers equity and derivative securities you acquired or may acquire “in connection with service as a director or employment as an executive officer.” This includes, among other things, securities you acquired under a compensatory plan or contract (such as under a stock option, or a restricted stock award), as a direct or indirect inducement to employment as an executive officer or upon joining the Board of Directors.

Securities acquired outside of your service as a director or executive officer (such as shares you acquired when employed before you were an executive officer) are not covered. If you hold both covered shares and non-covered shares, however, any shares that you sell will be presumed to come first from the covered shares, unless you can identify the source of the sold shares and show that you use the same identification for all related purposes (such as tax reporting and disclosure requirements). Given the applicable rules and the short time period involved, we recommend that you avoid any change in your beneficial ownership of Renasant equity and derivative securities during the blackout period.

4. Penalties. If you (or any related person covered by the blackout period) engage in a transaction that violates these rules, the profits from the transaction will be recoverable in a lawsuit by Renasant or one of its shareholders. You are also subject to civil and criminal penalties.

THE RULES SUMMARIZED ABOVE ARE COMPLEX, AND THE CRIMINAL AND CIVIL PENALTIES THAT COULD BE IMPOSED UPON EXECUTIVE OFFICERS AND DIRECTORS WHO VIOLATE THEM COULD BE SEVERE. TO AVOID ANY INADVERTENT VIOLATIONS OF THE BLACKOUT PERIOD RESTRICTIONS, YOU ARE REQUIRED TO PRE-CLEAR WITH RENASANT ANY TRANSACTIONS IN RENASANT SECURITIES DURING THE BLACKOUT PERIOD. TO OBTAIN PRE-CLEARANCE OR FOR ADDITIONAL INFORMATION ABOUT THE BLACKOUT PERIOD RESTRICTIONS, PLEASE CONTACT:

Renasant Corporation

Stuart R. Johnson

StuartJ@renasant.com

(662) 680-1472

RENASANT BANK

401(K) PLAN

TO:	ALL PARTICIPANTS
DATE:	DECEMBER 3, 2010
SUBJECT:	401(K) PLAN – BLACKOUT PERIOD

You are receiving this notice because you maintain an account balance in the Renasant Bank 401(k) Plan, or the “Plan.” The Plan’s Investment Committee has decided to change the investment options available under the Plan, effective as of January 5, 2011. In order to make the changes, access to your accounts must be suspended for a limited period, called a “blackout period.” This notice includes important information about the blackout period; you should review this notice and consider how the blackout may affect your accounts and any investment, withdrawal or distribution plans you may have. The blackout period will:

•	Begin on January 4, 2011, at 3:00 p.m., which is last date and time on which you can administer your accounts in the Plan; and

•	End on January 5, 2011, at or about 12:00 pm, at which time the changes will be complete and you will again be able to administer and invest your accounts.

Although we do not anticipate an extension, we may extend the blackout period if additional time is needed to complete changes to the Plan’s investment alternatives. We may also end the blackout period earlier, if the changes are completed more quickly than we anticipate. We will notify you if we extend or shorten the blackout period. You can also determine whether the blackout period has ended or been extended by using the contact information below.

During the blackout period, you will be unable to:

•	Obtain a loan;

•	Make a withdrawal;

•	Obtain a distribution; or

•	Make investment changes.

In addition, any deferrals or other contributions, loan repayments, income, gain or dividends allocable to your accounts during the blackout period will not actually be posted until the end of the period. Pending the posting and allocation, these amounts may be held by the Plan’s trustee, uninvested.

Remember that during the blackout period you will be unable to change your investment directions. You should consider whether your accounts are now properly invested and diversified and make any necessary changes before the blackout period begins.

You will separately receive information about the new investment options to be offered under the Plan and about how your existing investments may be affected by the changes. This information will be furnished to you shortly.

You may have received this notice by hand delivery, by mail, or electronically. You can receive additional paper copies of the notice, without charge, using the following contact information. If you have any questions about the blackout period or how the Plan will operate during this period, please contact one of the following individuals in the Human Resources Department:

Susan Ervin at (662) 680-1387

SErvin@renasant.com

Ray Smith at (662) 680-1467

RayS@renasant.com